                                                                    Exhibit 12.1


               Computation of Ratio of Earnings to Fixed Charges


                                CSX Corporation

                      Ratio of Earnings to Fixed Charges

                             (Millions of Dollars)

                                                       For the Nine
                                                       Months Ended                       For the Fiscal Years Ended
                                                  -----------------------   -------------------------------------------------------
                                                  Sept. 25,    Sept. 26,    Dec. 26,   Dec. 27,    Dec. 29,    Dec. 30,   Dec. 31,
                                                     1998         1997        1997       1996        1995        1994       1993
                                                  ----------   ----------   --------   ---------   ---------   --------   ---------
EARNINGS:

     Earnings Before Income Taxes                       $629         $873     $1,183      $1,316        $974     $1,006        $633
     Interest Expense                                    367          320        451         249         270        281         298
     Amortization of Debt Discount                         1            -          4           2           2          3           1
     Interest Portion of Fixed Rent                      137          146        197         189         184        206         206
     Undistributed (Earnings) Loss of Affiliates
        Accounted for Using the Equity Method           (152)         (98)      (150)         (6)          3         10           7
     Minority Interest                                    24           31         41          42          32         21          14
                                                  ----------   ----------   --------   ---------   ---------   --------   ---------

Earnings, as Adjusted                                 $1,006       $1,272     $1,726      $1,792      $1,465     $1,527      $1,159
                                                  ==========   ==========   ========   =========   =========   ========   =========


FIXED CHARGES:

     Interest Expense                                    367          320        451         249         270        281         298
     Capitalized Interest                                  7            2          3           5           6          9           6
     Amortization of Debt Discount                         1            -          4           2           2          3           1
     Interest Portion of Fixed Rent                      137          146        197         189         184        206         206
                                                  ----------   ----------   --------   ---------   ---------   --------   ---------

Fixed Charges                                           $512         $468       $655        $445        $462       $499        $511
                                                  ==========   ==========   ========   =========   =========   ========   =========

Ratio of Earnings to Fixed Charges                       2.0x         2.7x       2.6x        4.0x        3.2x       3.1x        2.3x
                                                  ==========   ==========   ========   =========   =========   ========   =========